EXHIBIT 10.7

                            PHOTO CONTROL CORPORATION

                             1983 STOCK OPTION PLAN

                                    AMENDMENT

                                NOVEMBER 7, 1997


The Photo Control Corporation 1983 Stock Option Plan (the "Plan") is amended by replacement of the prior section entitled "Forfeiture" with the following forfeiture provision:


Forfeiture

         The purpose of the Company's Stock Option Plan is to attract, retain, and reward employees, to increase stock ownership and identification with the Company's interests, and to provide incentive for remaining with the Company over the long term. To further these objectives, options granted under the Plan shall be subject to the following forfeiture provisions unless otherwise indicated in an optionee's Stock Option Agreement.

         1. Forfeiture of option gain if optionee leaves the Company within one year of exercise. If an optionee exercises any portion of an option and leaves the employment of the Company within one year after such exercise for any reason except death, disability or normal retirement, then the optionee shall pay the Company the Option Gain defined as both (a) the cash bonus received from the Company, if any, and (b) the gain represented by the market price on the date of exercise less the exercise price, multiplied by the number of shares purchased without regard to any subsequent market price decrease or increase.

         2. Forfeiture of option gain and unexercised options if optionee engages in certain activities. If at any time within

         (a) the original term of an option, or
         (b) three years after exercise of any portion of an option,

whichever is latest, the optionee engages in any activity in competition with any activity of the Company, or any of the following activities:

        (i) conduct related to the optionee's employment for which either criminal or civil penalties against the optionee may be sought,

        (ii) violation of the Company's insider trading policy,

        (iii) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests

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        of the Company, including employing or recruiting any present, former or future employee of the Company,

        (iv) disclosing or misusing any confidential information or material concerning the Company, or

        (v) participating in a hostile takeover attempt,

then all unexpired options held by the optionee shall terminate effective upon the date on which the optionee engages in such activity, unless terminated earlier by operation of another term or condition of the Plan or the Stock Option Agreement, and the optionee shall pay the Company any Option Gain as defined in paragraph 1 of this section.

         3. Right of Setoff. The Company shall have a right of setoff against any amounts the Company may owe the optionee from time to time (including wages, vacation pay, other compensation, fringe benefits or any other amounts owed), to the extent of the amounts owed by the optionee to the Company under paragraphs 1 and 2 of this section.

         4. Board Discretion. The optionee may be released from the obligations under this forfeiture section only if the Board of Directors, or its duly appointed agent, determines in its sole discretion that such action is in the best interests of the Company.